EXHIBIT 99.2
June 26, 2006
Dear Shareholders (friends) of AssuranceAmerica,
We continue to be pleased with our overall revenue and pre-tax profit growth. In May, we undertook a conversion to a new technology platform in our Retail Agency Group. We believe this will aid in making our retail branch operations more efficient and scalable.
Following are our May and year-to-date results.

	May 2006 (Unaudited)
	Current Month			Year-to-Date
	2006	2005	Change	2006	2005	Change
	(In $1,000)%			(In $1,000)%
· Gross Premiums Produced [1]†	$11,357	$8,689	31%	$70,254	$45,083	56%
· MGA/Carrier Gross Premiums Produced [1,2]	$5,523	$3,951	40%	$37,329	$17,920	108%
· MGA/Carrier Revenues [2]	3,523	2,071	70%	19,493	9,358	108%
· Retail Agencies Gross Premium Produced [1,2]†	6,952	4,737	47%	40,341	27,162	49%
· Retail Agencies Group Revenues [2]†	1,037	731	42%	5,859	3,948	48%
· Company Revenues †	4,362	2,802	56%	24,052	13,306	81%
· Company Pre-Tax Income †	145	66	120%	1,482	1,024	59%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the Company’s revenue stream.

[2]	Before inter-company eliminations

†	Current year financial data includes agency acquisitions that may not be included in prior year data.
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Thank you for your continued interest and confidence in AssuranceAmerica Corporation.
Sincerely,

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Historical results are not indicative of future performance.
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